Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 3, 2005

NYSE Group, Inc.

c/o New York Stock Exchange, Inc.

11 Wall Street

New York, New York 10005

Ladies and Gentlemen:

We have acted as special counsel to NYSE Group, Inc. (the “Company”) and New York Stock Exchange, Inc., a New York Type A not-for-profit corporation (the “NYSE”) in connection with the Registration Statement on Form S-4, File No. 333-126780 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on July 21, 2005, as amended, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to 158,306,662 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of April 20, 2005, as amended and restated as of July 20, 2005 and as amended as of October 20, 2005 and as of November 2, 2005 (the “Merger Agreement”), by and among the NYSE, Archipelago Holdings, Inc., a Delaware corporation (“Archipelago”), the Company, NYSE Merger Sub LLC, a New York limited liability corporation and wholly owned subsidiary of the Company, NYSE Merger Corporation Sub, Inc., a Delaware corporation and wholly owned subsidiary of the NYSE (“NYSE Merger Corporation Sub”), and Archipelago Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Archipelago Merger Sub”). Under the terms of the Merger Agreement: (i) the NYSE will merge with and into NYSE Merger Corporation Sub with NYSE Merger Corporation Sub surviving the merger (the “NYSE Corporation Merger”); (ii) then NYSE Merger Corporation Sub will merge with and into NYSE Merger Sub LLC with NYSE Merger Sub LLC surviving the merger (the “NYSE LLC Merger”); and (iii) Archipelago will merge with and into Archipelago Merger Sub with Archipelago surviving the merger (the “Archipelago Merger”, and, together with the NYSE Corporation Merger and the NYSE LLC Merger, the “Mergers”). After the Mergers, the NYSE Merger Sub LLC (which will be renamed New York Stock Exchange LLC) and Archipelago will be wholly owned subsidiaries of the Company.

NYSE Group, Inc.

November 3, 2005

For the purposes of giving this opinion, we have examined the Registration Statement, the Merger Agreement, and the certificate of incorporation and bylaws of the Company. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such later documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Board of Directors of the Company has authorized the issuance of the Shares in accordance with the Merger Agreement, and when (1) the members of the NYSE and NYSE Merger Sub LLC, and the stockholders of Archipelago, NYSE Merger Corporation Sub and Archipelago Merger Sub, have approved and adopted the Merger Agreement and (2) the Registration Statement has been declared effective by order of the SEC and the Shares have been delivered, paid for or exchanged, as the case may be, in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement at the effective time of the Mergers, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Joint Proxy-Statement Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz